Exhibit 99.1

Net1 Concludes Investments in Cell C and DNI

Johannesburg, August 7, 2017 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced the completion of its 15% investment in Cell C Ltd. (“Cell C”) and 45% investment in DNI-4PL Contracts (Pty) Ltd. (“DNI”). Cell C is one of the three major licensed mobile operators in South Africa with over 15 million active subscribers, and DNI is the leading distributor of mobile subscriber starter packs for Cell C, while also distributing prepaid airtime through its extensive network of field operatives and agents. Blue Label Telecoms (“BLT”) also announced today that its investment of 45% in Cell C has been completed.

Strategic Rationale

Net1’s mission has always been to provide a transaction processing solution for the unbanked and under-banked populations of developing economies, enabling those who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants, and financial services providers.

The investments in Cell C and DNI are consistent with Net1’s approach of leveraging its significant and established infrastructures, and pursuing strategic acquisition opportunities or partnerships to gain access to new markets or complementary products.

Net1, Cell C and BLT have identified the need to offer customers a truly bespoke, affordable and comprehensive package that will go beyond basic telephony. An integrated mobile-based digital product will therefore likely differentiate the offerings of all the relevant stakeholders in this transaction including Net1. The Cell C and DNI investments allow us to address the needs of the broader South African population by owning the value chain including the network, payment, product, distribution and hardware.

“We are delighted to have finally concluded the investments in Cell C and DNI, and look forward to the exciting prospects that lie ahead for each of our organizations” said Herman Kotze, CEO of Net1. “Our technology, products and logistical capabilities, together with Cell C’s innovative mobile competencies and customer base, and DNI’s distribution network provide an ideal opportunity to deliver a comprehensive suite of mobile, transacting and financial services to a large part of the South African population. Over the past two years, Cell C’s management has built a demonstrable track record of navigating through a challenging environment while reinvigorating growth. Along with Blue Label, we are proud to have been a part of the vital recapitalization process, which has cleared the way for the continued exponential growth of the business,” he concluded.

“The conclusion of our recapitalization with the introduction of key strategic partners like Net1 and Blue Label, sets Cell C up to be a disruptor in the traditional mobile market in South Africa,” said José Dos Santos, CEO of Cell C. “With Net1’s products, logistical expertise, technology and rural footprint, along with distribution platforms of Blue Label and DNI, we are confident of picking up a significant amount of share in an otherwise relatively stagnant industry,” he added.

Transaction details

Cell C:

Net1 has acquired a 15% direct interest in the issued share capital of Cell C for a consideration of ZAR 2 billion ($151 million based on exchange rates as of August 1, 2017). The purchase consideration was settled using a combination of ZAR 750 million ($57 million) in cash and ZAR 1.25 billion ($95 million) in debt. The debt facility provided by RMB and Nedbank is a two-year straight-amortizing facility with quarterly repayments and an interest rate of JIBAR + 2.75% (approximately 10% per annum at current rates). In terms of the subscription agreement, Net1 has the right to nominate two directors to the board of Cell C. Net1’s investment in Cell C forms part of the larger recapitalization plan for Cell C, which has resulted in Cell C’s net indebtedness being reduced from approximately ZAR 19.5 billion ($1.47 billion) to less than ZAR 6 billion ($453 million). For the year ended December 31, 2016, Cell C’s revenue increased 11% to ZAR 14.6 billion ($1.1 billion), while EBITDA grew 59% to ZAR 3.1 billion ($234 million) and it reported its first net profit of ZAR 540 million ($41 million). Cell C’s current year results are tracking higher than the previous year. Net1 will account for its investment at the purchase consideration paid for the year ended June 30, 2018, and expects the investment to be mildly dilutive to fundamental net income* in the 2018 financial year. Thereafter, the investment will be accounted for at fair value, and is expected to be accretive to fundamental net income*.

DNI:

Net1 has acquired a 45% direct interest in the issued share capital of DNI for a consideration of ZAR 945 million ($72 million). The purchase consideration was settled utilizing existing cash reserves. Under the terms of the transaction, Net1 is obliged to pay DNI an additional amount not exceeding ZAR 360 million ($27 million) in cash, subject to DNI achieving certain performance targets. Net1 has a two-year option to acquire a further 10% interest in DNI. DNI is highly cash generative and for the 12-month period ending June 2018, DNI expects revenue of between ZAR 1.6 to ZAR 1.8 billion ($121 million to $136 million) and net income after tax (using the South African corporate tax rate of 28%) of approximately ZAR 220 million ($17 million). DNI is currently tracking ahead of prior year results, current year budgets, and the level of earnings needed to achieve the performance targets. The Company expects to account for its interest in DNI utilizing the equity method. The investment is expected to be accretive to fundamental net income* in fiscal 2018.

*Fundamental net income is a non-GAAP financial measure and a reconciliation of fundamental net income to GAAP net income is provided in the Company’s quarterly and annual results press releases.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

About Cell C

Cell C launched its operations in 2001, seven years after the launch of the two incumbents, Vodacom and MTN (launched in 1994). A fourth mobile operator, Telkom Mobile, a business unit of Telkom SOC SA Ltd, launched its operations in 2010. In spite of penetration of over 140% of mobile services in South Africa, growth - particularly in the prepaid market - continues apace. Cell C itself grew its mobile subscribers from 9 million in 2012, to over 20 million by July 2015. The momentum and success of Cell C's pricing strategy over the past two years with its core consumer values of honesty, simplicity and transparency, has resulted in a positive customer response.

About DNI

DNI is the largest wholesaler of Cell C starter packs in South Africa. Through its M4JAM offering it provides a full suite solution for promotional marketing, sales and distribution within the informal trade sector. M4JAM is a diverse online platform which allows for people to earn money, purchase goods and services, up-skill themselves through micro-module learning and connect with others socially and/or professionally.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the possibility that the expected synergies from the investments in Cell C and DNI will not be realized, or will not be realized within the expected time period; Cell C and DNI may not achieve the financial results we expect them to achieve; disruption from the investment making it more difficult to maintain business and operational relationships; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

Financial Adviser and Transaction Sponsor:
Rand Merchant Bank, a division of FirstRand Bank Limited

Legal adviser to Net1
Cliffe Dekker Hofmeyr Inc.